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                                                                     EXHIBIT 5.1

[LETTERHEAD OF DECHERT]


September 6, 2001

AmerisourceBergen Corporation
AmeriSource Health Corporation
AmeriSource Corporation
1300 Morris Drive, Suite 100
Chesterbrook, PA  19087

Re:  Registration Statement on Form S-3 (Registration No. 333-68278)

Gentlemen and Ladies:

We have acted as special counsel to AmerisourceBergen Corporation, a Delaware Corporation (the "Company"), AmeriSource Health Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("AmeriSource") and AmeriSource Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of the Company (the "Guarantor"), in connection with the preparation and filing of the Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") relating to the registration for resale of (a) up to $300,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2007 (the "Notes") issued by AmeriSource and assumed by the Company, and the guarantee thereof (the "Guarantee") by the Guarantor, and (b) the shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock") issuable upon conversion of the Notes (the "Shares"). The Notes and the Guarantee have been issued pursuant to the terms of an Indenture dated as of December 12, 2000 among AmeriSource, the Guarantor, and Bank One Trust Company, N.A., as Trustee (the "Trustee") and assumed by the Company pursuant to a First Supplemental Indenture dated as of August 29, 2001 among the Company, AmeriSource, the Guarantor and the Trustee. The Indenture and First Supplemental Indenture are collectively referred to herein as the "Indenture".

This opinion is begin furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, AmeriSource and the Guarantor and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, AmeriSource, the Guarantor and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that (i) the Trustee has the power and authority to perform its obligations under the Indenture and (ii) the Indenture has been duly authorized, executed and delivered by the Trustee and is a legal, valid and binding obligation of the Trustee. As to any facts material to the opinions expressed herein, we have relied upon statements and representations of officers

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AmeriSource Health Corporation
September 6, 2001
Page 2


and other representatives of the Company, AmeriSource, the Guarantor and others. In rendering the opinion set forth in paragraph 3 below, we have assumed that the certificates representing the shares of Common Stock issued upon conversion of the Notes will conform to the specimen certificate examined by us and will be countersigned by a duly authorized officer of the transfer agent for the Common Stock and duly registered by the registrar for the Common Stock in the share record books of the Company.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

     1. The Notes have been duly authorized and constitute legal, valid and binding obligations of AmeriSource and the Company enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights or debtors' obligations and to general principles of equity.

     2. The Guarantee has been duly authorized by the Guarantor, and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights or debtors' obligations and to general principles of equity.

     3. The Shares initially issuable upon conversion of the Notes, if and when the Notes are converted into shares of Common Stock in accordance with their terms and the terms of the Indenture, will be validly issued, fully paid and nonassessable.

This opinion is rendered to the Company, AmeriSource and the Guarantor in connection with the filing of the Registration Statement and for no other purpose. We express no opinion as to the laws of any jurisdiction other than the laws of the United States of America and the State of New York and, to the extent necessary to render the opinions set forth herein, the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Dechert